Exhibit (h)(3)

YIELD FLOOR AGREEMENT

THIS YIELD FLOOR AGREEMENT (the “Agreement”) made as of March 28, 2022 by and between the Short Term Investment Fund for Puerto Rico Residents, Inc. (f/k/a the Puerto Rico Short-Term Investment Fund, Inc.) (the “Fund”), a corporation organized under the laws of the Commonwealth of Puerto Rico (“Puerto Rico”), and UBS Asset Managers of Puerto Rico, a division of UBS Trust Company of Puerto Rico (“UBS AMPR”), a trust company duly organized and having its principal office and principal place of business in Puerto Rico, and registered as an investment adviser with the Securities and Exchange Commission in its capacity as investment adviser.

WHEREAS, UBS AMPR has entered into an investment advisory agreement with the Fund whereby UBS AMPR provides investment advisory services to the Fund;

WHEREAS, UBS AMPR desires to waive all or a portion of its investment advisory fees, or return previously collected investment advisory fees to the Fund or pay Other Expenses (as defined below), in order to ensure that the net operating expenses of the Fund do not exceed the Fund’s investment income for any given day, subject to future reimbursement by the Fund;

WHEREAS, UBS AMPR and the Fund had previously entered into a Fee Waiver and Reimbursement Agreement dated April 19, 2010 (the “Prior Agreement”);

WHEREAS, UBS AMPR understands and intends that the Fund may rely on this Agreement in preparing a supplement or update to its Prospectus and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

NOW, THEREFORE,

1.	The Prior Agreement is hereby terminated.

2.     UBS AMPR agrees to waive its investment advisory fees, or return previously collected investment advisory fees to the Fund, or pay all or a portion of the ordinary operating expenses of the Fund relating to services rendered to the Fund in the ordinary course of business, including but not limited to (i) distribution fees, (ii) administration fees, and (iii) shareholder services, custodial and transfer agency fees, legal, regulatory and accounting fees, printing costs, and registration fees (collectively, the “Other Expenses”) on behalf of the Fund, at its discretion, from time to time, subject to future reimbursement by the Fund, to the extent necessary in order to ensure that the net operating expenses of the Fund do not exceed the Fund’s investment income for any given day. The Fund agrees to reimburse UBS AMPR the amounts waived, returned or paid by UBSAMPR pursuant to this Agreement at such time as UBS AMPR so requests; provided that any such reimbursement, together with any other reimbursement to which UBS AMPR may be entitled under any other agreement with the Fund, shall not cause (i) the Fund’s Total Annual Operating Expenses (as defined in the Fund’s then-

current Prospectus) , after the reimbursement is made, to exceed 1.00% of the Fund’s daily gross assets (or such other expense cap as may be in effect on both the date such amounts were waived, returned or paid by UBS AMPR and on the date of reimbursement); and provided further that as a result of such reimbursement the next succeeding dividend rate shall not be lower than the dividend rate on the date of such waiver, return or payment by UBS AMPR; and provided further that the reimbursement is made within three (3) years after UBS AMPR paid the expense.

This Agreement shall be effective through March 28, 2023, and may be renewed for successive one year periods upon written agreement of the Fund and UBS AMPR. UBS AMPR may terminate this Agreement upon thirty (30) days written notice to the Fund. Upon termination or expiration of this Agreement the Fund shall be responsible for any amounts due to UBS AMPR.

IN WITNESS WHEREOF, the UBS AMPR and the Fund have agreed to this Agreement as of the day and year first above written.

UBS ASSET MANAGERS OF PUERTO RICO, a division of UBS TRUST COMPANY OF PUERTO RICO	SHORT-TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

By: /s/ Leslie Highley Name: Leslie Highley Title: Managing Director	By: /s/ Leslie Highley Name: Leslie Highley Title: Senior Vice President

UBS ASSET MANAGERS OF PUERTO RICO, a division of UBS TRUST COMPANY OF PUERTO RICO	SHORT-TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

By: /s/ William Rivera Name: William Rivera Title: Executive Director	By: /s/ Javier Rodríguez Name: Javier Rodríguez Title: Assistant Vice President